Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK TOPS SECOND-QUARTER GUIDANCE
WITH EARNINGS OF 78 CENTS PER SHARE

SALES RISE 19 PERCENT TO $673 MILLION,

DRIVEN PRIMARILY BY ORGANIC GROWTH

ORDERS INCREASE 16 PERCENT TO

$548 MILLION ON STRONG BOOKINGS

SECOND-QUARTER FREE CASH FLOW TOTALS $49 MILLION

ATK NOW EXPECTS FY05 FREE CASH FLOW TO EXCEED

$120 MILLION; FY05 SALES AND EPS GUIDANCE CONFIRMED;

THIRD-QUARTER EPS ESTABLISHED AT $1.15

Summary — ATK reported second-quarter EPS of 78 cents — higher than previous guidance of 70 cents.  The increased results reflect changes in the spending profile of a previously announced restructuring, as well as improved operating results.  Sales rose 19 percent to $673 million, driven primarily by organic growth.  Orders increased 16 percent to $548 million.  Second-quarter free cash flow (cash from operating activities less capital expenditures) totaled $49 million versus $28 million a year ago.  As a result of greater visibility into the second half, ATK now expects FY05 free cash flow to exceed $120 million.  The company also confirmed guidance for FY05 EPS of between $3.90 and $4.00; established third-quarter FY05 EPS of $1.15; and confirmed FY05 sales of more than $2.75 billion. — End Summary.

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ATK — page 2

Minneapolis, Oct. 28, 2004 — ATK (NYSE:  ATK), a leading supplier of advanced weapon and space systems, today reported earnings per share for the second quarter of fiscal year 2005 of 78 cents versus 93 cents in the same period a year ago.  Current-quarter earnings were higher than previous guidance of 70 cents per share due to changes in the spending profile of a previously announced restructuring, as well as improved operating results.

Excluding non-recurring items, second-quarter earnings per share increased 22 percent over last year.  Non-recurring items in the current quarter were pension expense related to a retirement plan payout (included in general and administrative operating expenses) and restructuring expense.  The prior quarter included previously disclosed non-recurring income from tax settlements and contract cost recovery settlements.  (See reconciliation table at the end of this news release.)

Sales for the second quarter rose 19 percent to $673 million from $567 million a year ago, driven by organic growth of 11 percent.  Orders increased 16 percent to $548 million from $474 million last year on strong bookings.   Free cash flow was $49 million versus $28 million a year ago.

Earnings per share for the first half of fiscal year 2005 were $1.51, compared with $1.77 in the same period a year ago.  Excluding non-recurring items, first-half earnings per share increased 17 percent over last year.  Non-recurring items in the current year were pension expense related to a retirement plan payout and restructuring expense.  The prior year included previously disclosed non-recurring income from tax settlements, contract cost recovery settlements, and a curtailment gain resulting from restructuring employee benefit plans.  (See reconciliation table at the end of this news release.)

Sales for the six-month period rose 17 percent to $1.32 billion from $1.13 billion a year ago, with organic sales rising 9 percent.  Free cash flow was $18 million versus $51 million last year.

FY05 Guidance

                As a result of greater visibility into the second half of the year, ATK now expects FY05 free cash flow to be in excess of $120 million.  Previous free cash flow guidance was in excess of $100 million.  The company is establishing guidance for third-quarter earnings per share at $1.15, and continues to expect FY05 earnings per share to be between $3.90 and $4.00.  Guidance for FY05 sales remains at more than $2.75 billion.

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ATK — page 3

ATK is a $2.4 billion advanced weapon and space systems company employing 13,600 people in 23 states.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release regarding guidance for fiscal year 2005 constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the availability of capital market financing, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measure

Diluted earnings per share (EPS) excluding the effect of restructuring charges, rate settlement, pension-related settlement charge, curtailment gain, and non-recurring tax item is a non-GAAP financial measure that ATK defines as diluted EPS excluding the impact of restructuring charges, a pension-related settlement charge, a curtailment gain, and a non-recurring tax item.  ATK is presenting this measure so that a reader may compare diluted EPS excluding restructuring charges, a pension-related settlement charge, a curtailment gain, and a non-recurring tax item.  ATK’s definition may differ from that used by other companies.

	Quarters Ended		Six Months Ended
	Oct. 3, 2004	Sept. 28, 2003	Oct. 3, 2004	Sept. 28, 2003
Diluted earnings per share (EPS)	$0.78	$0.93	$1.51	$1.77
Restructuring charges, net of taxes	0.01	—	0.09	—
Rate settlement, net of taxes	—	(0.12)	—	(0.12)
Pension-related settlement charge, net of taxes	0.11	—	0.11	—
Curtailment gain, net of taxes	—	—	—	(0.12)
Non-recurring tax item	—	(0.07)	—	(0.07)
Diluted EPS excluding the effect of restructuring charges, rate settlement, pension-related settlement charge, curtailment gain, and non-recurring tax item	$0.90	$0.74	$1.71	$1.46

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ATK — page 4

Webcast Information:  ATK will webcast its investor conference call on FY05 second-quarter results and the financial outlook at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 831685.

Note to Editors:  ATK will issue the text of president and chief executive officer Dan Murphy’s conference call remarks on PR Newswire following the completion of the call.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands except per share data)	QUARTERS ENDED		SIX MONTHS ENDED
	October 3,	September 28,	October 3,	September 28,
	2004	2003	2004	2003
Sales	$673,050	$566,551	$1,317,445	$1,125,689
Cost of sales	547,703	446,947	1,079,260	884,990
Gross profit	125,347	119,604	238,185	240,699
Operating expenses:
Research and development	7,513	8,294	13,482	16,375
Selling	16,302	16,328	34,144	30,736
General and administrative	40,086	25,302	70,774	55,896
Total operating expenses	63,901	49,924	118,400	103,007
Income before interest, income taxes, and minority interest	61,446	69,680	119,785	137,692
Interest expense	(15,549)	(15,133)	(30,532)	(30,178)
Interest income	388	168	483	368
Income before income taxes and minority interest	46,285	54,715	89,736	107,882
Income tax provision	16,369	17,873	32,120	38,076
Income before minority interest	29,916	36,842	57,616	69,806
Minority interest, net of income taxes	18	195	144	255
Net income	$29,898	$36,647	$57,472	$69,551

Earnings per share:
Basic	$0.80	$0.95	$1.53	$1.80
Diluted	0.78	0.93	1.51	1.77

Average number of common shares	37,590	38,583	37,507	38,572

Average number of common and dilutive shares	38,094	39,293	38,076	39,290

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	October 3, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$95,879	$56,891
Net receivables	612,458	528,848
Net inventory	126,715	134,676
Deferred income tax asset	58,444	53,105
Other current assets	27,755	32,165
Total current assets	921,251	805,685
Net property, plant, and equipment	459,309	465,786
Goodwill	1,173,551	1,063,711
Prepaid and intangible pension assets	317,683	331,860
Deferred income tax asset	17,476	38,940
Deferred charges and other non-current assets	182,330	127,347
Total assets	$3,071,600	$2,833,329
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable	120,836	142,941
Contract advances and allowances	35,403	46,221
Accrued compensation	86,484	117,333
Accrued income taxes	50,447	10,278
Other accrued liabilities	137,289	107,618
Total current liabilities	434,459	428,391
Long-term debt	1,274,000	1,076,000
Post-retirement and post-employment benefits liability	215,436	218,755
Additional minimum pension liability	401,314	401,314
Other long-term liabilities	129,646	144,669
Total liabilities	2,454,855	2,269,129
Commitments and contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 37,672,127 shares at October 3, 2004 and 37,439,972 at March 31, 2004	416	416
Additional paid-in-capital	446,248	468,044
Retained earnings	678,571	621,099
Unearned compensation	(1,623)	(1,015)
Accumulated other comprehensive income	(261,153)	(263,687)
Common stock in treasury, at cost, 3,884,971 shares held at October 3, 2004 and 4,117,126 at March 31, 2004	(245,714)	(260,657)
Total stockholders’ equity	616,745	564,200
Total liabilities and stockholders’ equity	$3,071,600	$2,833,329

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	SIX MONTHS ENDED
	October 3, 2004	September 28, 2003
Operating activities
Net income	$57,472	$69,551
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	32,949	30,811
Amortization of intangible assets and unearned compensation	4,667	2,675
Deferred income tax	(1,604)	—
Loss (gain) on disposal of property	2,102	(497)
Minority interest, net of income taxes	144	255
Changes in assets and liabilities:
Net receivables	(65,570)	5,181
Net inventory	13,411	6,269
Accounts payable	(25,461)	(17,424)
Contract advances and allowances	(12,275)	(10,055)
Accrued compensation	(34,018)	(18,700)
Accrued income taxes	42,327	35,333
Accrued environmental	138	(643)
Pension and post-retirement benefits	10,858	(40,535)
Other assets and liabilities	17,582	7,422
Cash provided by operating activities	42,722	69,643
Investing activities
Capital expenditures	(24,603)	(19,103)
Acquisition of businesses	(164,198)	—
Proceeds from sale of property, plant, and equipment	289	1,627
Cash used for investing activities	(188,512)	(17,476)
Financing activities
Payments made on bank debt	(2,000)	(25,571)
Proceeds from issuance of long-term debt	200,000	—
Payments made for debt issue costs	(5,567)	—
Net purchase of treasury shares	(25,988)	(2,426)
Proceeds from employee stock compensation plans	18,333	7,561
Cash provided by (used for) financing activities	184,778	(20,436)
Increase in cash and cash equivalents	38,988	31,731
Cash and cash equivalents - beginning of period	56,891	14,383
Cash and cash equivalents - end of period	$95,879	$46,114